Exhibit 3.3

RICH UNCLES NNN REIT, INC.

ARTICLES OF AMENDMENT

Rich Uncles NNN REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

RW Holdings NNN REIT, Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of August, 2017.

ATTEST:		RICH UNCLES NNN REIT, INC.

By:	/s/ Jean Ho	By:	/s/ Harold Hofer
	Name: Jean Ho		Name: Harold Hofer
	Title: Secretary		Title: Chief Executive Officer

[Signature Page to Articles of Amendment (Change of Corporate Name)]